Exhibit 3.1

(TRANSLATION)

ARTICLES OF INCORPORATION

(Amended on January 6, 2010)

PANASONIC CORPORATION

(TRANSLATION)

ARTICLES OF INCORPORATION

OF PANASONIC CORPORATION

(Panasonic Kabushiki Kaisha)

CHAPTER I

GENERAL PROVISIONS

Article 1.    (Trade Name)

The Company shall be called Panasonic Kabushiki Kaisha, and written in English as Panasonic Corporation.

Article 2.    (Principal Office)

The principal office of the Company shall be located in Kadoma-shi, Osaka-fu.

Article 3.    (Purpose)

The purpose of the Company shall be to engage in the following businesses:

•	1. manufacture and sale of electric machinery and equipment, communication and electronic equipment, as well as lighting equipment;

•	2. manufacture and sale of gas, kerosene and kitchen equipment, as well as machinery and equipment for building and housing;

•	3. manufacture and sale of machinery and equipment for office and transportation, as well as for sales activities;

•	4. manufacture and sale of medical, health and hygienic equipment, apparatus and materials;

•	5. manufacture and sale of optical and precision machinery and equipment;

•	6. manufacture and sale of batteries, battery-operated products, carbon and manganese and other chemical and metal products;

•	7. manufacture and sale of air conditioning and anti-pollution equipment, as well as industrial machinery and equipment;

•	8. manufacture and sale of other machinery and equipment;

•	9. engineering and installation of machinery and equipment related to any of the preceding items as well as engineering and performance of and contracting for other construction work;

•	10. production and sale of software;

•	11. sale of iron and steel, nonferrous metals, minerals, oil, gas, ceramics, paper, pulp, rubber, leather, fibre and their products;

•	12. sale of foods, beverages, liquor and other alcoholics, agricultural, livestock, dairy and marine products, animal feed and their raw materials;

•	13. manufacture and sale of drugs, quasi-drugs, cosmetics, fertilizer, poisonous and deleterious substance and other chemical products;

•	14. manufacture and sale of buildings and other structures and components thereof;

•	15. motion picture and musical entertainment business and promotion of sporting events;

•	16. export and import of products, materials and software mentioned in each of the preceding items (other than item 9);

•	17. providing repair and maintenance services for the products, goods and software mentioned in each of the preceding items for itself and on behalf of others;

•	18. provision of information and communication services, and broadcasting business;

•	19. provision of various services utilizing the Internet including Internet access and e-commerce;

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20. business related to publishing, printing, freight forwarding, security, maintenance of buildings, nursing care, dispatch of workers, general leasing, financing, non-life insurance agency and buying, selling, maintaining and leasing of real estate;

•	21. investment in various businesses;

•	22. accepting commission for investigations, research, development and consulting related to any of the preceding items; and

•	23. all other business or businesses incidental or related to any of the preceding items.

Article 4.    (Corporate Organization)

In addition to general meetings of shareholders and Directors, the Company shall have the Board of Directors, Audit & Supervisory Board Members, the Audit & Supervisory Board and Accounting Auditors.

Article 5.    (Method of Public Notice)

The Company shall give public notices electronically. However, if it is not possible to give public notice electronically because of an incident or other unavoidable reasons, the “Nihon Keizai Shimbun” shall be used.

CHAPTER II

SHARES

Article 6.    (Total Number of Authorized Shares)

The total number of shares authorized to be issued by the Company shall be four billion nine hundred and fifty million (4,950,000,000).

Article 7.    (Number of Shares Constituting One Unit of Shares)

The number of shares constituting one unit (tangen) of shares shall be one hundred (100).

Article 8.    (Sale of Shares Not Constituting A Full Unit)

A shareholder holding shares constituting less than one unit of shares (hereinafter referred to as “shares not constituting a full unit”) may request the Company, as provided for in the Company’s Share Handling Regulations, to sell to the shareholder such amount of shares which will, when aggregated with the shares not constituting a full unit held by such shareholder, constitute one full unit of shares.

Article 9.    (Transfer Agent)

•	1. The Company shall appoint a transfer agent with respect to shares.

•	2. The transfer agent and its handling office shall be designated by a resolution of the Board of Directors, and public notice shall be given with regard thereto.

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3. The preparation and the keeping of the register of shareholders and the register of stock acquisition rights of the Company and any other matter related to the register of shareholders and the register of stock acquisition rights of the Company shall be entrusted to the transfer agent, and the Company shall not handle such business.

Article 10.    (Share Handling Regulations)

Handling business and handling fees related to shares of the Company shall be governed by, in addition to applicable laws and ordinances or these Articles of Incorporation, the Share Handling Regulations established by the Board of Directors.

CHAPTER III

GENERAL MEETINGS OF SHAREHOLDERS

Article 11.    (Convocation)

An ordinary general meeting of shareholders of the Company shall be convened within three (3) months after the end of each business year, and an extraordinary general meeting of shareholders may be convened whenever necessary.

Article 12.    (Record Date of Ordinary General Meeting of Shareholders)

The Company shall deem those shareholders having voting rights, whose names are registered as such in writing or in digital format on the register of shareholders as of the end of each business year, as the shareholders entitled to exercise their rights at the ordinary general meeting of shareholders with respect to such business year.

Article 13.    (Chairman)

•	1. Chairmanship of general meetings of shareholders shall be assumed by the President.

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2. Should the President be unable to act, one of the other Representative Directors shall be the chairman of the general meeting of shareholders in accordance with the order previously determined by the Board of Directors.

Article 14.    (Method of Adopting Resolutions)

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1. Unless otherwise provided by laws or ordinances or by these Articles of Incorporation, resolutions of general meetings of shareholders shall be adopted by a majority of the votes of shareholders entitled to exercise voting rights who are present or represented at the meeting.

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2. Resolutions of general meetings of shareholders pursuant to Article 309, Paragraph 2 of the Companies Act shall be adopted by not less than two-thirds of the votes of the shareholders present or represented at the meetings, who hold not less than one-third of the votes of all shareholders entitled to exercise voting rights.

Article 15.    (Exercise of Voting Rights through Proxy)

A shareholder may exercise his/her voting rights through one proxy who is also a shareholder of the Company entitled to exercise voting rights; provided, however, that such shareholder or the proxy must submit to the Company a power of attorney authorizing such proxy for each relevant general meeting of shareholders.

Article 16.	(Disclosure through Internet and Deemed Delivery of Reference Documents, etc. for General Meeting of Shareholders)

Upon convening a general meeting of shareholders, the Company may be deemed to have provided shareholders with necessary information that should be described or indicated in reference documents for the general meeting of shareholders, business reports, non-consolidated financial statements and consolidated financial statements, on the condition that such information is disclosed through the Internet in accordance with laws and ordinances.

CHAPTER IV

DIRECTORS AND BOARD OF DIRECTORS, ETC.

Article 17.    (Number)

The number of Directors of the Company shall be three (3) or more.

Article 18.    (Election)

•	1. Directors shall be elected at a general meeting of shareholders.

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2. Resolutions for election of Directors shall be adopted by a majority of the votes of the shareholders present who hold not less than one-third of the voting rights held by the total shareholders entitled to exercise their voting rights.

•	3. No cumulative voting shall be used with respect to the resolutions for the election of Directors.

Article 19.    (Representative Directors and Directors with Special Titles)

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1. The Company may, by a resolution of the Board of Directors, appoint from among the Directors one Chairman of the Board of Directors, one Vice Chairman of the Board of Directors, one President, and one or more Executive Vice Presidents, Senior Managing Directors and Managing Directors.

•	2. The Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President, Executive Vice Presidents and Senior Managing Directors shall severally represent the Company.

Article 20.    (Terms of Office)

The terms of office of Directors shall expire at the conclusion of the ordinary general meeting of shareholders with respect to the last business year of the Company ending within one (1) year from their election.

Article 21.    (Remuneration, etc.)

Remuneration, bonuses and other financial benefits given by the Company in consideration of the performance of duties (hereinafter referred to as the “Remuneration, etc.”) to Directors shall be determined by a resolution of a general meeting of shareholders.

Article 22.    (Limitation of Director’s Liability)

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1. The Company may, pursuant to Article 426, Paragraph 1 of the Companies Act, by a resolution of the Board of Directors, exempt a Director (including a former Director) from the liability for his/her actions set forth in Article 423, Paragraph 1 of the Companies Act to the extent permitted by applicable laws and ordinances.

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2. The Company may, pursuant to Article 427, Paragraph 1 of the Companies Act, enter into an agreement with an outside Director of the Company, which limits the liability for his/her actions set forth in Article 423, Paragraph 1 of the Companies Act to the aggregate amount of the amounts provided for in each item of Article 425, Paragraph 1 of the Companies Act.

Article 23.    (Notice of Convocation of a Meeting of Board of Directors)

Notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director and Audit & Supervisory Board Member at least three (3) days in advance of the date set for the meeting; provided, however, that in case of urgent needs this period may be shortened.

Article 24.    (Abbreviation of Resolution of Board of Directors)

The Company shall deem that a resolution of the Board of Directors is adopted when it meets the requirements set forth in Article 370 of the Companies Act.

Article 25.    (Regulations of Board of Directors)

Matters related to the Board of Directors shall be governed by, in addition to applicable laws and ordinances or these Articles of Incorporation, the Regulations of the Board of Directors established by the Board of Directors.

Article 26.    (Executive Officers)

•	1. The Company may, by a resolution of the Board of Directors, appoint Executive Officers in charge of the execution of the business of the Company.

•	2. Matters relating to Executive Officers shall be governed by the Regulations of Executive Officers established by the Board of Directors.

CHAPTER V

AUDIT & SUPERVISORY BOARD MEMBERS AND

AUDIT & SUPERVISORY BOARD

Article 27.    (Number)

The number of Audit & Supervisory Board Members of the Company shall be three (3) or more.

Article 28.    (Election)

•	1. Audit & Supervisory Board Members shall be elected at a general meeting of shareholders.

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2. Resolutions for election of Audit & Supervisory Board Members shall be adopted by a majority of the votes of the shareholders present who hold not less than one-third of the voting rights held by the total shareholders entitled to exercise their voting rights.

Article 29.    (Full-time Audit & Supervisory Board Members and Senior Audit & Supervisory Board Members)

•	1. The Audit & Supervisory Board shall, by its resolution, appoint from among the Audit & Supervisory Board Members one or more Full-time Audit & Supervisory Board Member(s).

•	2. The Audit & Supervisory Board may, by its resolution, appoint one or more Senior Audit & Supervisory Board Member(s).

Article 30.    (Terms of office)

The terms of office of Audit & Supervisory Board Members shall expire at the conclusion of the ordinary general meeting of shareholders with respect to the last business year of the Company ending within four (4) years from their election.

Article 31.    (Remuneration, etc.)

Remuneration, etc. for Audit & Supervisory Board Members shall be determined by a resolution of a general meeting of shareholders.

Article 32.    (Limitation of Audit & Supervisory Board Member’s Liability)

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1. The Company may, pursuant to Article 426, Paragraph 1 of the Companies Act, by a resolution of the Board of Directors, exempt an Audit & Supervisory Board Member (including a former Audit & Supervisory Board Member) from the liability for his/her actions set forth in Article 423, Paragraph 1 of the Companies Act to the extent permitted by applicable laws and ordinances.

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2. The Company may, pursuant to Article 427, Paragraph 1 of the Companies Act, enter into an agreement with an outside Audit & Supervisory Board Member of the Company, which limits the liability for his/her actions set forth in Article 423, Paragraph 1 of the Companies Act to the aggregate amount of the amounts provided for in each item of Article 425, Paragraph 1 of the Companies Act.

Article 33.    (Notice of Convocation of a Meeting of Audit & Supervisory Board)

Notice of convocation of a meeting of the Audit & Supervisory Board shall be dispatched to each Audit & Supervisory Board Member at least three (3) days in advance of the date set for the meeting; provided, however, that in case of urgent needs, this period may be shortened.

Article 34.    (Regulations of Audit & Supervisory Board)

Matters related to the Audit & Supervisory Board shall be governed by, in addition to applicable laws and ordinances or these Articles of Incorporation, the Regulations of the Audit & Supervisory Board established by the Audit & Supervisory Board.

CHAPTER VI

ACCOUNTS

Article 35.    (Business Year)

The business year of the Company shall commence on April 1 each year and end on March 31 the next following year.

Article 36.    (Organization to Determine Distribution of Surplus, etc.)

Unless otherwise provided by law, the Company may determine, by a resolution of the Board of Directors, a distribution of surplus or other matters set forth in each item of Article 459, Paragraph 1 of the Companies Act.

Article 37.    (Record Date of Distribution of Surplus)

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1. The Company may pay year-end dividends as a distribution of surplus to those shareholders or registered pledgees whose names appear as such in writing or in digital format on the register of shareholders as of the close of every business year, and pay interim dividends as a distribution of surplus to such shareholders or registered pledgees as of the close of September 30 of each business year.

•	2. Other than as provided in the immediately preceding paragraph, a distribution of surplus may be made by setting a record date.

Article 38.    (Expiration Period for Distribution of Surplus)

In the event a distribution of surplus is made by cash and shall not be received within three (3) years from the commencement of payment thereof, the Company shall be relieved from the obligation for the payment thereof. Dividends shall bear no interest.